EXHIBIT N

                                                             Page 18 of 40 Pages

                              STANDSTILL AGREEMENT


This STANDSTILL AGREEMENT, is made and entered into as of September 5, 2002 (this "Agreement"), by and among Alfa Telecom Limited, a British Virgin Islands company ("Alfa"), OAO Rostelecom, a company incorporated in the Russian Federation ("RTK"), Capital International Global Emerging Markets Private Equity Fund, L.P., a Delaware limited partnership ("Capital"), Cavendish Nominees Limited, a limited liability company organized and registered under the laws of Guernsey ("Cavendish"), First NIS Regional Fund SICAV, a private institutional fund organized and registered under the laws of Luxembourg ("NIS", and together with Cavendish, "Barings"), and Golden Telecom, Inc., a Delaware corporation
(the "Company"). Alfa, RTK, Capital and Barings are collectively referred to herein as the "Stockholders."

RECITALS:

WHEREAS, the Company has outstanding 22,803,048 shares of the common stock, $.01 par value per share (the "Common Stock");

WHEREAS, Alfa currently holds 10,731,707 shares of the Company's Common Stock (as defined herein); CIG currently holds 2,166,405 shares of the Company's
Common Stock; and Barings currently holds 2,568,376 shares of the Company's Common Stock;


WHEREAS,the Company, Global TeleSystems, Inc. ("GTS"), Alfa, Capital and Barings entered into a shareholders agreement, dated May 11, 2001 (the "May Shareholders Agreement") pursuant to which Alfa, GTS, Capital, Barings and the Company agreed to, among other things, certain procedures with respect to the nomination, appointment and removal of certain directors of the Company;

WHEREAS, the Company Alfa, GTS, Capital and Barings entered into a standstill agreement, dated April 2, 2001 (the "April Standstill Agreement") pursuant to which Alfa, GTS, Capital, Barings and the Company agreed, among other things, to limit their respective ownership of Common Stock to certain percentages set out therein;

WHEREAS, GTS has ceased to be a shareholder in the Company;

WHEREAS, pursuant to an Ownership Interest Purchase Agreement (the "OIPA") between SFMT-CIS, Inc., OOO Teleross (together, the "Buyers") and RTK dated as of March 13, 2002 RTK has sold to the Buyers a 50% ownership interest in OOO EDN Sovintel, a limited liability company organized and existing under the laws of the Russian Federation;

WHEREAS, in partial consideration for the sale of OOO EDN Sovintel to the Buyers, the OIPA provides RTK with a right to acquire approximately 4,024,067 shares of Common Stock, constituting approximately 15% of the Common Stock on the terms and conditions set out therein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholders and the Company agree to amend and restate the April Standstill Agreement as follows:

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                                                             Page 19 of 40 Pages
1.    REPRESENTATIONS AND WARRANTIES

Each of the Stockholders and the Company respectively represents to the other parties, as to itself, that (i) all necessary corporate actions to authorize the execution and delivery of this Agreement has been taken by it, (ii) this Agreement has been duly executed and delivered by it and (iii) this Agreement constitutes a valid and legally binding obligation by it and is enforceable in accordance with its terms.

2.    CERTAIN DEFINED TERMS

As used in this Agreement, the terms "Affiliate," "Business Combination," "Interested Stockholder," and "Voting Stock" have the meanings ascribed to them in Section 203(c) of the DGCL in effect on the date hereof. For the purposes of this Agreement, the Company is not deemed to be an Affiliate of the Stockholders.

The term "Board" shall mean the Board of Directors of the Company.

The term "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

The term "Disinterested Director" means any member of the Board of Directors of the Company who is neither an officer, director nor a person who controls or is under common control with any Stockholder, or any Affiliate of such Stockholder at the time such Stockholder proposes to engage in a Business Combination with the Company.

The term "Shareholders' Agreement" shall mean the shareholders' agreement dated on or about the date hereof between the Stockholders and the Company.

The term "fully diluted basis" means all outstanding Voting Stock or other shares of capital stock of the Company taking into account any options, warrants, convertible securities, or other rights to acquire Voting Stock.

3.    BUSINESS COMBINATION

Subject to the requirements of Section 4 of this Agreement, each of the Stockholders agrees that it will not engage and shall not permit any of its Affiliates to engage, in any Business Combination with the Company without the prior approval of the Board, which approval will be effective only if it includes the affirmative vote of a majority of the Disinterested Directors. If no Disinterested Directors are in office, then each of the Stockholders agrees that it will not engage and will not permit any of its Affiliates to engage, in any Business Combination with the Company or its Affiliates unless such Business Combination is approved in accordance with Section 203(a)(3) of the DGCL.

4.    BOARD COMPOSITION AND BOARD NOMINEES

The Stockholders and the Company agree that the Board shall consist of nine (9) members. The Stockholders and the Company agree further that the nomination and removal of directors to the Board shall be governed by Section 3 of the Shareholders Agreement. Any amendment to the terms set forth in this Section 4 (including, but not limited to, any increase in the total number of directors on the Board or any increase in the number of nominees designated to the Board by Alfa, RTK, Barings or Capital, respectively) must be made in accordance with
Section 9 hereof, provided that a corresponding amendment to the Shareholders Agreement be made on or about the same date.

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                                                            Page 20 of 40 Pages
5.    STANDSTILL AGREEMENT

(a) Each of the Stockholders agrees that, from and after the date hereof, unless this Agreement is earlier terminated, it will not, nor will it permit its respective Affiliates to, directly or indirectly, in any manner acquire, or agree to acquire, any Voting Stock of the Company, to the extent that the acquisition of such Voting Stock would increase the ownership of such Stockholder and its Affiliates to more than (i) the percentage of the Voting Stock then outstanding (calculated on a fully-diluted basis) as set forth opposite each such Stockholder's name in the first column below, or (ii) the percentage of the Voting Stock then outstanding (calculated on a non-fully diluted basis) set forth opposite such Stockholder's name in the second column below.

Alfa         43.00%           49.99%
RTK          30.00%           35.00%
Capital      17.20%           20.00%
Barings      17.20%           20.00%

(b) The limitations in Section 5(a) hereof shall not apply to the following acquisitions or circumstances:

             (i) Common Stock acquired from other stockholders of the Company with a view toward distribution and which are in fact resold, placed or otherwise distributed within six months of acquisition; provided, however, that no Common Stock acquired in reliance on this Section 5 (b)(i) shall be voted by a Stockholder that holds Voting Stock in excess of the limitation in Section 5 (a) above; and

             (ii) In the event that the Board determines to conduct an auction of the Company, then each of the Stockholders may participate in such auction on the same terms as all other bidders, notwithstanding any provisions in this Agreement to the contrary; and

             (iii) In the event that any person other than Alfa, RTK, the European Bank of Reconstruction and Development, Capital or Barings or any of their respective Affiliates acquires, or proposes to acquire beneficial ownership of greater than 15% of the outstanding Voting Stock of the Company.

(c) Each of the Stockholders agrees that, from and after the date hereof, unless this Agreement is earlier terminated, it will not make, nor will it permit its respective Affiliates to make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote any Voting Stock in connection with the election of the members of the Board (other than proxies to vote any Voting Stock beneficially owned by such Stockholders and/or its respective Affiliates).

(d) Each of the Stockholders agrees that, from and after the date hereof, unless this Agreement is earlier terminated, it will not make, nor will it permit its respective Affiliates to make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote any Voting Stock, with respect to any matter, other than the election of directors of the Company (which is governed by Section 4 hereof) (a "Non-Election Issue"), which may be submitted to a vote of the stockholders of the Company (other than proxies to vote any Voting Stock beneficially owned by such Stockholders and/or its respective Affiliates) with respect to any such Non-Election Issue.

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                                                            Page 21 of 40 Pages

(e) Each of the Stockholders agrees that from and after the date hereof, it will not amend the voting provisions of the Shareholders Agreement or enter into any other agreement, arrangement or understanding with respect to voting its shares of Common Stock without the prior approval of the Board, which approval will be effective only if it includes the affirmative vote of a majority of the Disinterested Directors.

(f) Notwithstanding anything to the contrary contained in Section 5(a) through 5(d), nothing contained in this Agreement shall be construed to prevent any of the Stockholders or any of their respective Affiliates from: (i) making a tender offer for the Common Stock so long as such tender offer is made on an any and all basis; or (ii) communicating with any other holder or holders of the Company's outstanding securities, including, without limitation, the expression of the opinion of the Stockholders with respect to any third-party solicitation of proxies, provided that such Stockholder does not (A) provide to any security holder of the Company a form of proxy or other authorization permitting such security holder (or its designee) to vote any equity security of the Company on behalf of such Stockholder or (B) accept from any security holder of the Company a proxy or other authorization permitting such security holder the Stockholders (or its designee) to vote any equity security of the Company on such security holder's behalf, provided that clauses (A) and (B) above shall not be deemed to prevent the solicitation of proxies to vote Company securities beneficially owned by such Stockholders, as contemplated by Sections 5(b) and 5(c) above.

6.    PURCHASE RIGHTS OF THE STOCKHOLDERS

Until the termination of this Agreement pursuant to Section 7 hereof, the Company will give the Stockholders at least 30 days (and, when possible at least 90 days) prior written notice of the issuance by the Company of any Voting Stock or any other shares of capital stock of the Company and any options, warrants, convertible securities, or other rights to acquire Voting Stock or other capital stock of the Company or securities exercisable or convertible for Voting Stock or other capital stock of the Company ("New Securities") as a result of which a Stockholder's percentage of beneficial ownership of the Company would be reduced, either immediately upon issuance of such New Securities or upon the exercise or conversion thereof. Such notice must set forth (a) the approximate number and type of New Securities proposed to be issued and sold and the material terms of such New Securities, (b) the proposed price or range of prices at which such New Securities are proposed to be sold and the terms of payment,
(c) the number of such New Securities to be offered for sale and (d) any other material feature, term or condition relating to such New Securities or the proposed sale thereof. Upon receipt of such notice from the Company, each Stockholder will have the right, but not the obligation, to elect to purchase up to its pro-rata share of such New Securities on a fully diluted basis. Such pro-rata share, for purposes of this Section 6 for any a Stockholder is the ratio of (x) the sum, without duplication, of the total number of shares of Voting Stock or any other shares of capital stock of the Company held by such Stockholder prior to the issuance of New Securities assuming the full exercise or conversion of any options, warrants, convertible securities exercisable or convertible for Voting Stock or other capital stock of the Company to (y) the sum, without duplication, of the total number of shares of Voting Stock or any other shares of capital stock of the Company outstanding immediately prior to the issuance of New Securities held by all stockholders of the Company, assuming

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                                                            Page 22 of 40 Pages

the full exercise or conversion of any options, warrants, convertible securities exercisable or convertible for Voting Stock or other capital stock of the Company. Each Stockholder's purchase must be on the same terms and conditions as the balance of such issuance of New Securities; provided, however, if the sale price at which the Company proposes to issue, deliver or sell any New Securities is to be paid with consideration other than cash, then the purchase price at which Alfa, RTK, Capital or Barings may acquire its portion of such New Securities will be equal in value (as determined in good faith by the Board) but payable entirely in cash. The closing of each Stockholder's purchase of its portion of such New Securities will occur simultaneously with the closing of the balance of the issuance of such New Securities; provided, however, if as of the date of said closing all necessary approvals of governmental authorities required in connection with the issuance of such New Securities have not been obtained by the Company and/or a Stockholder then (i) such Stockholder will not be required to effect purchase of its portion of such New Securities until all necessary governmental authority approvals are obtained and (ii) the Company may terminate such Stockholder's right to purchase its portion of such New Securities if such Stockholder fails to obtain any necessary approvals of governmental authority applicable only to such Stockholder within 120 days of the closing of the balance of the issuance of such New Securities. If at any time, the terms of a proposed issuance of New Securities are materially changed, altered or modified from those stated in the Company's notice to the Stockholders of the proposed issuance thereof, then such proposed issuance will be treated as a new issuance of New Securities, subject to the notice obligation of the Company set forth above and any election of a Stockholder to purchase its portion of such New Securities prior to such change, alteration or modification may, in the sole discretion of such Stockholder be withdrawn. Notwithstanding any provision herein to the contrary, in no event shall a Stockholder be permitted to exercise its rights under this Section 6, to the extent such exercise would cause it to exceed the limitations set forth in Section 5 hereof.

Notwithstanding the foregoing, if shares of Voting Stock are issued or options granted pursuant to the 1999 Equity Plan of the Company, as amended on June 26, 2001, as amended from time to time, or any other shareholder approved equity participation plan that may be adopted by the Company such shares shall not be considered New Securities and the purchase rights granted pursuant to this
Section 6 shall not be applicable.

7.    TERM

This Agreement will terminate and the provisions of this Agreement will be of no further force or effect upon the occurrence of any of the following: (i) the mutual agreement of the parties in accordance with Section 9 hereof, (ii) the voluntary or involuntary filing of a petition in bankruptcy by or against the Company, (iii) an event of insolvency affecting the Company, or the appointment of a receiver for the Company or (iv) on the second anniversary of the date hereof.

8.    REMEDIES

The Stockholders, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties are entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

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                                                             Page 23 of 40 Pages
9.    AMENDMENTS AND TERMINATION

This Agreement may not be amended or terminated except pursuant to a writing signed by all parties hereto. Notwithstanding anything to the contrary contained herein, the Stockholders are not entitled to amend the provisions hereof or terminate this Agreement unless: (i) the holders of a majority of the Voting Stock (calculated without reference to any Voting Stock held by the Stockholders or their respective Affiliates) approve a proposal submitted by the Board authorizing such amendment or (ii) a majority of the Disinterested Directors shall approve a resolution authorizing such amendment.

10.   ENTIRE UNDERSTANDING

This Agreement contains the entire understanding of the parties with respect to the matters covered hereby. The April Standstill Agreement is hereby terminated and shall no longer be in effect.

11.   COUNTERPARTS

This Agreement may be executed by the parties hereto in counterparts and each such executed counterpart shall be an original instrument. This Agreement will be deemed to have been executed and delivered by the parties so long as each of the Company and the Stockholders have duly executed and delivered a counterpart of this Agreement even if no single counterpart has been executed by both parties.

12.   NOTICES

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be deemed to be validly given, made or served, if in writing and delivered personally by facsimile (except for legal process) or sent by registered or certified mail, postage prepaid, if to:

The Company:                         Golden Telecom, Inc.
                                     4400 MacArthur Blvd. N.W., Suite 200
                                     Washington, DC
                                     20007


                                     Facsimile No.:1-202-332-4877
                                     Attn: General Counsel

                  and to:
                                     Representation Office of Golden
                                     TeleServices, Inc.
                                     12 Trubnaya St.
                                     8th Floor
                                     Moscow 103045 Russia

                                     Facsimile No.: 7-095-797-9306
                                     Attention: General Counsel

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                                                            Page 24 of 40 Pages

Alfa:                                Alfa Telecom Limited
                                     P.O. Box 3339
                                     Geneva Place
                                     2nd Floor
                                     333 Waterfront Drive
                                     Road Town
                                     Tortola, British Virgin Islands

                                     Facsimile No.: 358-40-729
                                     Attention: Paval Nazarian

RTK:                                 OAO Rostelecom
                                     Russian Federation, 125047
                                     Moscow, ul 1st Tverskaya-Yamskaya, 14

                                     Attention: Kouznetsov Sergei Ivanovich
                                     Facsimile No.:+7-095-787-2850


and                                  c/o Clifford Chance Punder CIS Ltd.
                                     Ul. Sadovaya-Samotechnaya, 24/27
                                     103051 Moscow
                                     Russian Federation

Capital: c/o Capital International Global Emerging Markets Private Equity Fund, L.P
                                     135 South State College Boulevard
                                     Brea, CA, USA, 90071-1447

                                     Facsimile No.: +1 (714) 671-7080
                                     Attention: Jim Brown

                                     With a copy to:

                                     Capital International Limited
                                     25 Bedford Street
                                     London WC2E 9HN

                                     Facsimile No.: +44 (20) 7864-5768
                                     Attention: Ida Levine

                                     and to:

                                     Capital Research International Inc.
                                     25 Bedford Street
                                     London WC2E 9HN

                                     Facsimile No.: +44 (20) 7864-5814
                                     Attention: Ashley Dunster


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                                                             Page 25 of 40 Pages

Barings:                             If to Cavendish Nominees Limited:

                                     c/o International Private Equity Services
                                     13-15 Victoria Road
                                     P. O. Box 431
                                     St. Peter Port
                                     GY1 3ZD, Guernsey

                                     Facsimile No.:  44(0) 1481 715 219
                                     Attention:  Mrs. Connie Helyar

                                     With a copy to:

                                     Baring Vostock Capital Partners
                                     10 Uspenski Pereulok
                                     103006 Moscow, Russia

                                     Facsimile No.:  7095 967 1308
                                     Attention:  Michael Calvey

                                     If to First NIS Regional Fund SICAV:

                                     c/o Bank of Bermuda Luxembourg
                                     13 Rue Goethe
                                     L-1637, Luxembourg

                                     Facsimile No.: 35(0)2 40 46 46 1
                                     Attention:  Christine Tourney

                                     With a copy to:

                                     Baring Vostock Capital Partners
                                     10 Uspenski Pereulok
                                     103006 Moscow, Russia

                                     Facsimile No.:  7095 967 1308
                                     Attention:  Michael Calvey

or to such other address or facsimile number as any party may, from time to time, designate in a written notice given a like manner.

13.   CONSENT TO PERSONAL JURISDICTION

Each of the parties hereto agrees that this Agreement involves at least $100,000.00 and that this Agreement has been entered into in express reliance upon 6 Delaware Code. ss. 2708. Each of the parties hereto irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party's agent for acceptance of legal process, (iii) that service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and (iv) that service made pursuant to (ii) or (iii) above, will, to the fullest extent permitted by

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                                                             Page 26 of 40 Pages

applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date hereof already duly appointed such an agent does hereby appoint Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, a such agent.

14.   GOVERNING LAW

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.


                            [signature page follows]














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                                                             Page 27 of 40 Pages


IN WITNESS WHEREOF, the Stockholders and the Company have caused this Standstill Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

ALFA TELECOM LIMITED                           CAVENDISH NOMINEES LIMITED

By:   /s/ Pavel Nazanan                        By: /s/ Connnie A.E. Helyar
      ---------------------                        ----------------------------
Name:  Paul Nazanan                            Name:  Connnie A.E. Helyar
Title: Director                                Title: Director




FIRST NIS REGIONAL FUND SICAV                 OAO ROSTELECOM

By:   /s/ M. Calvey                           By: /s/ Sergey Kouznetsov
      ----------------------                      ------------------------------
Name:  M. Calvey                              Name:  Sergey Kouznetsov
Title: Authorized Signatory                   Title: General Director

By:   /s/ Wilson Paul Roberts                 By: /s/ Alexander Lutsky
      ----------------------                     ------------------------------
Name:  Wilson Paul Roberts                     Name:  Alexander Lutsky
Title: Authorized Signatory                    Title: Chief Accountant



CAPITAL INTERNATIONAL GLOBAL EMERGING MARKETS PRIVATE
EQUITY FUND, L.P.

By: /s/ Ashley Dunster
    ---------------------------
Name:  Ashley Dunster
Title: Vice President


GOLDEN TELECOM, INC.

By:  /s/ Alexander Vinogradov
    -------------------------------
Name:  Alexander Vinogradov
Title: President and Chief Executive Officer





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